Exhibit 99.1

Cyteir Therapeutics Reports Third Quarter 2021 Financial Results and Provides Business Highlights

- Phase 2 dose identified for CYT-0851 and initiation activities ongoing for Phase 2 monotherapy expansion study and Phase 1/2 combination studies

- Ended quarter with approximately $200 million in cash to continue to advance our pipeline and to fund operations through 2023

LEXINGTON, MA— November 12, 2021 — Cyteir Therapeutics, Inc. (“Cyteir”) (Nasdaq: CYT), a company focused on the discovery and development of next-generation synthetically lethal therapies for cancer, today reported financial results for the third quarter ended September 30, 2021 and provided an update on recent business highlights.

“We continue to make significant progress in advancing the phase 1/2 study of our lead program, CYT-0851, as we reached an important milestone with the identification of the Phase 2 dose,” said Markus Renschler, MD, President and Chief Executive Officer of Cyteir. “The Cyteir team is excited to continue with the next steps of CYT-0851 clinical development as we advance the drug into the Phase 2 expansion cohorts as a monotherapy and as we initiate phase 1 combination therapy with standard chemotherapy, with the ultimate goal of bringing the drug to patients in need.”

Third Quarter and Recent Developments Business Review and Operational Updates

CYT-0851

Cyteir completed the dose-escalation portion of its Phase 1/2 study of CYT-0851 up to the maximum feasible daily dose of 1200 mg and declared the maximum tolerated dose of 600mg per day. Dose limiting toxicities of fatigue, vomiting, dehydration, dry skin, stomatitis, myalgia, and acidosis were observed at daily doses of 600mg and above. All were grade 3 events and reversible with dose interruption.

With the dose escalation portion of the study complete, the Phase 2 dose has been identified as 400 mg per day. We continue to enroll patients at the 400mg per day dose and below, to obtain additional safety, pharmacokinetic, and biomarker data. Simultaneously, we are initiating Phase 2 expansion study into disease-specific cohorts and expect to begin enrolling patients in the first quarter of 2022. We are also initiating a Phase 1 combination study of CYT-0851 with three standard-of-care regimens: rituximab plus bendamustine, gemcitabine and capecitabine, in both hematologic malignancies and solid tumors.

Pipeline

Investigational New Drug (IND)-enabling studies with CYT-1853 are ongoing and the Company expects to submit an IND application for CYT-1853 in 2022. Cyteir is also advancing preclinical studies on additional targets to nominate the next target from the Company’s DNA damage response platform.

Third Quarter Financial Results

Cash and cash equivalents: Cash and cash equivalents for the quarter ended September 30, 2021, were $199.8 million. The cash and cash equivalents total for the third quarter includes the $14.5 million in net proceeds raised from the partial exercise of the option to purchase additional shares of common stock by the underwriters of our IPO.

Research and development (R&D) expenses: R&D expenses were $8.2 million for the third quarter of 2021 versus $4.2 million for the same period in 2020. The year-over-year increase in R&D spending in the comparative periods was due primarily to increased R&D and clinical activity and increased headcount.

General and administrative (G&A) expenses: G&A expenses were $3.5 million for the third quarter of 2021 compared to $0.8 million for the same period in 2020. The year-over-year increase in G&A expenses in the comparative periods was primarily due to increased headcount, as well as increased professional fees and other administrative expenses associated with company growth and operating as a public company.

Net loss: Net loss was $11.7 million, or $0.33 per share in the third quarter of 2021 compared to $5.0 million, or $3.44 per share in the third quarter of 2020.

About Cyteir Therapeutics, Inc.

Cyteir is a clinical-stage oncology company that is focused on the discovery and development of next-generation synthetically lethal therapies to treat cancer. The company is using its expertise in DNA damage response biology to advance a pipeline of novel drug candidates that selectively target key cancer vulnerabilities. Cyteir’s wholly owned lead compound, CYT-0851, is a potent and selective, oral investigational drug that was designed to inhibit RAD51-mediated homologous recombination and the repair of double-strand DNA breaks.

Forward-Looking Statements

This press release contains “forward-looking statements” regarding Cyteir’s results of operations and expected developments related to clinical trials. Forward-looking statements include statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: our limited operating history and that we have no products approved for commercial sale, which may make it difficult for you to evaluate our current business and predict our future success and viability; that we have incurred significant losses since inception and expect to incur losses for the foreseeable future and may never achieve or maintain profitability; our need substantial additional funding; that we have never successfully completed any clinical trials, and we may be unable to do so for any drug candidates we develop; that our clinical trials may fail to demonstrate adequately the safety and efficacy of any of our drug candidates, which would delay or prevent further clinical development of those candidates, or prevent marketing approval from FDA or similar regulatory authorities; our intention to develop CYT-0851, and potentially future drug candidates, for use in combination with other therapies, which exposes us to additional risks; if we are unable to successfully develop and commercialize companion diagnostic tests for our drug candidates, or experience significant delays in doing so, we may not realize the full commercial potential of our drug candidates; synthetic lethality represents an emerging class of precision medicine targets, and negative perceptions of the efficacy, safety or tolerability of this class of targets, including any that we develop, could adversely affect our ability to conduct our business, advance our drug candidates or obtain regulatory approvals; if we are unable to adequately protect and enforce our intellectual property or obtain and maintain patent protection for our technology and products or if the scope of the patent protection obtained is not sufficiently broad, our competitors or other third parties could develop and commercialize technology and products similar or identical to ours, and our ability to successfully develop and commercialize our technology and products may be impaired, the continuing outbreak of COVID-19 in the United States and other countries may adversely affect our business and the market price of our common stock; and other factors set forth under the heading “Risk Factors” in Cyteir’s final prospectus dated June 17, 2021 related to our initial public offering, which is available on the U.S. Securities and Exchange Commission (SEC) website at www.sec.gov. Additional information will be made available by our quarterly reports on Form 10-Q and other filings that we make from time to time with the SEC. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The company does not undertake any obligation to update any such statement or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

INVESTOR CONTACT:

Lisa Hayes

Vice President, Investor Relations and Corporate Communications

908-868-8926

Lisa.Hayes@cyteir.com

MEDIA CONTACT:

Michele Parisi

925-429-1850

mparisi@forwardhealthinc.com

CYTEIR THERAPEUTICS, INC

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating expenses:
Research and development	$8,205	$4,214	$22,704	$12,848
General and administrative	3,547	831	7,693	2,715
Total operating expenses	11,752	5,045	30,397	15,563
Loss from operations	(11,752)	(5,045)	(30,397)	(15,563)
Other income (expense):
Other income (expense)	48	9	86	100
Total other income (expense)	48	9	86	100
Net loss	$(11,704)	$(5,036)	$(30,311)	$(15,463)
Net loss per share—basic and diluted	$(0.33)	$(3.44)	$(2.13)	$(10.83)
Weighted-average common stock outstanding—basic and diluted	35,062,900	1,463,084	14,229,834	1,428,311

CYTEIR THERAPEUTICS, INC

CONDENSED BALANCE SHEETS

(Unaudited, in thousands, except share and per share amounts)

	September 30, 2021	December 31, 2020

Assets
Current assets:
Cash and cash equivalents	$199,822	$10,938
Prepaid expenses and other current assets	4,397	1,193
Total current assets	$204,219	$12,131
Property and equipment, net	1,634	1,287
Other assets	256	317
Total assets	$206,109	$13,735
Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$3,276	$1,689
Accrued expenses and other current liabilities	4,254	1,448
Total current liabilities	$7,530	$3,137
Deferred rent, net of current portion	428	452
Other long term liabilities	309	766
Total liabilities	$8,267	$4,355
Commitments and contingencies (Note 11)
Series A redeemable convertible preferred stock, 0 and 5,817,996 shares authorized, issued, and outstanding as of September 30, 2021 and December 31, 2020, respectively	-	5,696
Series B redeemable convertible preferred stock, 0 and 71,199,999 shares authorized as of September 30, 2021 and December 31, 2020, respectively; 0 and 55,200,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	-	51,715
Series C redeemable convertible preferred stock, 0 shares authorized, issued, and outstanding as of September 30, 2021 and December 31, 2020	-	-
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value: 40,000,000 and 77,017,995 shares authorized as of September 30, 2021 and December 31, 2020, respectively; no shares issued and outstanding as of September 30, 2021 and December 31, 2020	-	-
Common stock, $0.001 par value: 320,000,000 and 100,000,000 shares authorized as of September 30, 2021 and December 31, 2020, respectively; 35,373,374 and 2,719,721 shares issued as of September 30, 2021 and December 31, 2020, respectively; 35,105,537 and 2,044,284 shares outstanding as of September 30, 2021 and December 31, 2020, respectively	35	2
Additional paid-in capital	278,045	1,894
Accumulated deficit	(80,238)	(49,927)
Total stockholders’ equity (deficit)	197,842	(48,031)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$206,109	$13,735